Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Reports Results of

Annual Meeting of Shareholders

November 11, 2011 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) announced today the results from its Annual Meeting of Shareholders (the “Annual Meeting”) held on Friday, November 11, 2011.

At the Annual Meeting, shareholders elected James A. Bianco, M.D., Vartan Gregorian, Ph.D., and Frederick W. Telling, Ph.D. to serve on the Company’ s Board of Directors until the Company’ s 2014 Annual Meeting. Shareholders also elected Reed V. Tuckson, M.D. to serve on the Company’s Board of Directors until the Company’s 2013 Annual Meeting. Shareholders approved the proposals to amend the Company’s amended and restated articles of incorporation to increase the total number of authorized shares and authorized shares of common stock and to make certain amendments to the Company’ s 2007 Equity Incentive Plan, as amended and restated (the “Plan”), including an increase the number of shares available for issuance under the Plan. Shareholders also approved an advisory proposal on executive compensation and voted to hold an advisory vote on executive compensation every three years. Shareholders ratified the selection of Marcum LLP as the Company’s independent auditors for the year ending December 31, 2011.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include the risk factors listed or described from time to time in CTI’s filings with the U.S. Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

www.CellTherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com